Exhibit 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
Mark.Haden@Bunge.com

Media Contact:	Susan Burns
Bunge Limited
914-684-3246
Susan.Burns@Bunge.com

Bunge Announces CEO Succession

•                  Alberto Weisser to Retire as CEO, Effective June 1, 2013

•                  Soren Schroder, Current CEO of Bunge North America, Named Successor

WHITE PLAINS, NY — February 7, 2013 — Bunge Limited (NYSE: BG) today announced that Alberto Weisser will retire as chief executive officer (CEO) effective June 1, 2013.  The board of directors has appointed Soren Schroder, currently CEO of Bunge North America, to succeed Mr. Weisser as CEO of the company, and expects Mr. Schroder to become a director before June 1.  The board also appointed Mr. Weisser as executive chairman, serving until December 31, 2013.

“Alberto has guided Bunge through one of the most significant and successful eras in its nearly 200-year history,” stated L. Patrick Lupo, deputy chairman and lead independent director, Bunge Limited.  “Under his leadership, Bunge became a public company and grew from a regional operation to a global player, active in over 40 countries and with leading positions in key products and markets.  Most importantly, however, Alberto helped instill the culture and approach that form the foundation of the company, and developed the talented team that is responsible for its success.  We thank Alberto for his tremendous contributions to Bunge.  We are fortunate to have a successor in Soren who can step into this role and ensure the business continues its strong momentum.”

Mr. Weisser joined Bunge in 1993 as chief financial officer.  He was appointed CEO in January 1999 and chairman in July 1999.  Bunge listed its shares on the New York Stock Exchange in August 2001.  Since its listing, the company’s enterprise value has increased over 5.5 times, its stock price has increased by nearly 500% and total shareholder returns have averaged 16.4% per year(1).

“Soren is a proven leader, and has been instrumental to Bunge’s growth and success since he joined the company in 2000,” stated Mr. Weisser.  “He helped build our global agribusiness marketing and trading operation, developed our agribusiness franchise in

(1)  Calculations as of close of market, February 6, 2013; total shareholder returns considering dividend reinvestment in Bunge equity.

Europe and the Middle East, and as CEO of Bunge North America since 2010, has managed our complete value chain, including agribusiness, edible oils and milling, in a key region.  In addition to an excellent track record as a commercial and operational manager, Soren possesses unparalleled industry expertise, market insight and understanding of our customers’ needs.  He lives and breathes this business, having spent his entire professional life in the agribusiness and food sector.  His appointment is the culmination of a thoughtful and deliberate succession planning process.”

As CEO of Bunge North America, Mr. Schroder leads Bunge’s business operations in the United States, Canada and Mexico. Since joining Bunge, he has served in a variety of agribusiness leadership roles at the company, including as protein director, Bunge Global Markets, based in White Plains, NY; managing director, Europe for Bunge Global Markets; and vice president, agribusiness for Bunge Europe.  Prior to joining Bunge, he worked for over 15 years at Continental Grain and Cargill, in positions in Europe and North America.

“It is an honor to have the opportunity to build on the exceptional foundation Alberto has established and to lead Bunge’s talented team,” stated Mr. Schroder.  “What we do has never been more important to the world, and there are tremendous opportunities to grow the business, create value for shareholders and deliver for our customers.  I look forward to a smooth and productive transition with Alberto as executive chairman.”

About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances, including the transactions discussed in this press release; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

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